Bank of America, N.A.

c/o Banc of America Securities LLC

9	West 57th Street

New York, NY 10019

June 23, 2006

To: Group 1 Automotive, Inc.
950 Echo Lane, Suite 100 Houston, TX 77024 Attention: Kim Craig Telephone No.:	(713) 647-5742
Facsimile No.:	(713) 647-5858

Re: Call Option Transaction Amendment

The purpose of this letter agreement (the “Amendment”) is to amend the terms and conditions of the Transaction (the “Transaction”) entered into among Bank of America, N.A. (“BofA”) and Group 1 Automotive, Inc. (the “Counterparty”) pursuant to a letter agreement (the “Confirmation”) dated June 20, 2006, pursuant to which the Counterparty purchased from BofA a Number of Options equal to 150,000 in connection with the issuance by Counterparty of USD 250,000,000 principal amount of 2.25% Convertible Senior Notes due 2036 (the “Initial Convertible Notes”) under the Indenture to be dated June 26, 2006 between Counterparty and Wells Fargo Bank, N.A., as trustee. This Amendment relates to, and sets forth the terms of, the purchase by the Counterparty from BofA of an additional Number of Options (the “Additional Number of Options”) in connection with the issuance by the Counterparty of an additional USD 37,500,000 principal amount of 2.25% Convertible Senior Notes due 2036 (the “Additional Convertible Notes”, and together with the Initial Convertible Notes, the “Convertible Notes”) to the initial purchasers of the Convertible Notes as a result of their exercise of the right granted with respect to such Additional Convertible Notes pursuant to the Purchase Agreement dated June 20, 2006 and related to the Convertible Notes.

Upon the effectiveness of this Amendment, all references to “Number of Options” and “Transaction” in the Confirmation, as amended, will include the Additional Number of Options purchased by Counterparty pursuant to the terms set forth below, all references to “Convertible Notes” will include the Additional Convertible Notes and, except to the extent specified below, all other provisions of the Confirmation shall apply to the Additional Number of Options as if such Additional Number of Options were originally subject to the Confirmation. Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmation.

The terms relating to the purchase of the Additional Number of Options are as follows:

1. The “Trade Date” with respect to the Additional Number of Options will be June 23, 2006.

2. The “Number of Options” for the Transaction will be “172,500” reflecting an addition of 22,500 Additional Number of Options.

3. The “Premium” for the Transaction will be $69,750,900 reflecting an increase of the premium payable by the Counterparty to BofA in the amount of $9,369,900 for the Additional Number of Options.

4. The “Premium Payment Date” with respect to the premium for the Additional Number of Options will be June 26, 2006.

5. Counterparty hereby repeats the representations, warranties and agreements contained in the Confirmation with respect to the Amendment or with respect to the Confirmation, as amended by the Amendment, as the context requires.

6. Except as amended hereby, all the terms of the Transaction and provisions in the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

7. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

8. The provisions of this Amendment shall be governed by the New York law (without reference to choice of law doctrine).

9. The Counterparty represents that, except as disclosed in writing by the Counterparty to BofA or as described in the prospectus relating to the Convertible Notes, neither it nor any of its affiliates has purchased any Shares in purchases of blocks (as contemplated by Rule 10b-18 under the Exchange Act) during each of the four calendar weeks preceding the date hereof. The Counterparty further covenants and agrees that neither it or any of its affiliates will purchase any Shares prior to the Closing Date (or the Early Unwind Date if the Closing Date does not occur prior to the Early Unwind Date)

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it to Chris Hutmaker, Facsimile No. 212 326 9882.

Very truly yours,

Bank of America, N.A.

By: /s/ Eric P. Hambleton

Authorized Signatory

Name: Eric P. Hambleton

Accepted and confirmed

as of the Trade Date:

GROUP 1 AUTOMOTIVE, INC.

By: /s/ Jeffrey Cameron

Authorized Signatory

Name: Jeffrey Cameron